EXHIBIT 12
                               Safety-Kleen Corp.
                       Ratio of Earnings to Fixed Charges
                                ($ in thousands)


                                                                    Year Ended August 31
                                                                    --------------------
                                           1999          1998          1997         1996          1995
                                           ----          ----          ----         ----          ----

Income (loss) from continuing
  operations before income tax          $ 181,266     $  20,352     $(306,122)    $ 11,860    $ 21,684
Add:
   Portion of rents representative
     of the interest factor                18,568        16,841        12,033       11,967      11,800
   Interest on indebtedness,
     including amortization of
     deferred financing charges           172,028       107,697        44,273       46,850      41,142
                                        ---------     ---------     ---------     --------    --------
Income as adjusted                      $ 371,862     $ 144,890     $(249,816)    $ 70,677    $ 74,626
                                        =========     =========     ==========    ========    ========

Fixed charges
   Portion of rents representative
     of the interest factor             $  18,568     $  16,841     $  12,033     $ 11,967    $ 11,800
   Interest on indebtedness,
     including amortization of
     deferred financing charges           172,028       107,697        44,273       46,850      41,142
                                        ---------     ---------     ---------     --------    --------
Total fixed charges                     $ 190,596     $ 124,538     $  56,306     $ 58,817    $ 52,942
                                        =========     =========     =========     ========    ========

Ratio of earnings to fixed charges          1.95           1.16         (4.44)        1.20        1.41
                                        ========      =========     ==========    ========    ========